Pricing supplement To product supplement BF dated October 6, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Pricing supplement No. 752 BF Registration Statement No. 333-162195 Dated October 16, 2009; Rule 424(b)(2)

Structured Investments	Deutsche Bank AG, London Branch $985,000 Reverse Exchangeable Securities due January 21, 2010 Linked to the Performance of the Australian Dollar Relative to the Japanese Yen
General
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The Reverse Exchangeable Securities due January 21, 2010 Linked to the performance of the Australian dollar (“AUD”) relative to the Japanese yen (“JPY”) (the “securities”) pay a 3% coupon at maturity. Investors should be willing to forgo the potential to participate in appreciation of the Australian dollar relative to the Japanese yen and be willing to lose some or all of their initial investment at maturity if the Australian dollar declines in value relative to the Japanese yen as calculated under “Currency Performance” below by more than 5%. Any payment on the securities, including the coupon payment and payment at maturity, are subject to the credit of the Issuer.

•
The securities will pay a coupon at a rate of 12.00% per annum (or 3.00% on a quarterly basis) on the Maturity Date. The securities do not guarantee any return of your initial investment at maturity. Instead, a Payment at Maturity equal to the face amount of the securities will be paid if the spot rate of the Australian dollar relative to the Japanese yen is equal to or greater than the Threshold Level on each Trading Day during the Observation Period.  If the spot rate of the Australian dollar relative to the Japanese yen is less than the Threshold Level on any Trading Day during the Observation Period, the Payment at Maturity will be based on the Final Spot Rate, as described below. In no event will the Payment at Maturity be greater than the Face Amount of the securities plus the coupon payment.

•	The denomination of the securities (the “Face Amount”) is equal to $1,000 per security.
•	Senior unsecured obligations of Deutsche Bank AG due on or about January 21, 2010.
•	The securities priced on October 16, 2009 (the “Trade Date”) and are expected to settle on October 21, 2009 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Reference Underlying:	The Spot Rate of the Australian dollar relative to the Japanese yen (AUD/JPY) expressed as the number of Japanese Yen per one Australia dollar
Currency of the Issue:	The U.S. dollar
Coupon:	12% per annum, based on an Actual /365 day count fraction.
Coupon Payment Date:	The coupon will be payable on the Maturity Date.
Payment at Maturity:	The payment you will receive at maturity (excluding any coupon payment) will be calculated as follows:
•
If the Spot Rate is equal to or greater than the Threshold Level on each Trading Day during the Observation Period, you will be entitled to receive a cash payment per security equal to $1,000 per $1,000 security Face Amount.

•	If the Spot Rate is less than the Threshold Level on any Trading Day during the Observation Period, then:
•	if the Final Spot Rate is equal to or greater than the Initial Spot Rate, you will be entitled to receive a cash payment per security equal to $1,000 per $1,000 security Face Amount; or
•	if the Final Spot Rate is less than the Initial Spot Rate, you will be entitled to receive a cash payment per security equal to:
$1,000 + ($1,000 x Final Currency Performance)
Final Currency Performance:	(Final Spot Rate– Initial Spot Rate)/Final Spot Rate
Currency Performance:
For each Trading Day on which there is no market disruption event with respect to the Spot Rate:
(Spot Rate– Initial Spot Rate)/Spot Rate
If the Spot Rate is less than the Threshold Level on any Trading Day during the Observation Period and the Final Spot Rate is less than the Initial Spot Rate, the Payment at Maturity will be less than your initial investment and may be zero.

Threshold Level:	79.20, equal to the Initial Spot Rate /1.05
Observation Period:	The period of Trading Days on which there is no market disruption event with respect to the Spot Rate, commencing on (and excluding) the Trade Date to (and including) the Final Valuation Date.
Initial Spot Rate:	83.16
Final Spot Rate:
The Spot Rate on the Final Valuation Date, subject to adjustment in the case of a market disruption event as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates.”

Spot Rate:
The exchange rate of AUD against JPY, quoted as the number of units of Japanese yen per one Australian dollar as determined by the calculation agent by reference to the Spot Rate definition set forth below under the section heading “Reference Underlying.”

Trade Date:	October 16, 2009
Trading Day:
Each day from and excluding the Trade Date to and including the Final Valuation Date (other than a Saturday or a Sunday) on which commercial banks and foreign exchange markets settle payments in Sydney, Tokyo and New York.

Final Valuation Date:
January 15, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Maturity Date:
January 21, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

CUSIP / ISIN:	2515A0VG5 / US2515A0VG56
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 7 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Max. Total Discounts, Commissions and Fees(1)	Min. Proceeds to Us
Per Security	$1,000.00	$2.50	$997.50
Total	$985,000.00	$2,462.50	$982,537.50
(1) Please see “Supplemental Plan of Distribution” in this pricing supplement for information about fees.
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. In addition, the securities are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Securities	$985.000.00	$54.96

JPMorgan
Placement Agent
October 16, 2009

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this pricing supplement together with product supplement BF dated October 6, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement BF dated October 6, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509204416/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

What is the Payment at Maturity on the Securities (Excluding any Coupon Payment), Assuming a Range of the Spot Rate?

The table below illustrates the hypothetical Payment at Maturity (excluding any Coupon Payment) per $1,000 security Face Amount for a hypothetical range of the Spot Rate of -100.00% to +90.00%. This hypothetical uses the Initial Spot Rate of 83.16 and a Threshold Level of 79.20. The following results are based solely on the hypothetical example cited and do not reflect the coupon payment on the Maturity Date. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

		The Spot Rate is Equal to or Greater Than the Threshold Level on every Trading Day During the Observation Period		The Spot Rate is Less Than the Threshold Level on any Trading Day During the Observation Period
Final Spot Rate	Percentage Change in the Spot Rate	Payment at Maturity ($)	Payment at Maturity as a % of the Face Amount	Payment at Maturity ($)	Payment at Maturity as a % of the Face Amount
831.60	90.00%	$1000.00	100.00%	$1000.00	100.00%
415.80	80.00%	$1000.00	100.00%	$1000.00	100.00%
277.20	70.00%	$1000.00	100.00%	$1000.00	100.00%
207.90	60.00%	$1000.00	100.00%	$1000.00	100.00%
166.32	50.00%	$1000.00	100.00%	$1000.00	100.00%
138.60	40.00%	$1000.00	100.00%	$1000.00	100.00%
118.80	30.00%	$1000.00	100.00%	$1000.00	100.00%
103.95	20.00%	$1000.00	100.00%	$1000.00	100.00%
92.40	10.00%	$1000.00	100.00%	$1000.00	100.00%
83.16	0.00%	$1000.00	100.00%	$1000.00	100.00%
80.74	-3.00%	$1000.00	100.00%	$970.00	97.00%
79.20	-5.00%	$1000.00	100.00%	$950.00	95.00%
75.60	-10.00%	N/A	N/A	$900.00	90.00%
69.30	-20.00%	N/A	N/A	$800.00	80.00%
63.97	-30.00%	N/A	N/A	$700.00	70.00%
59.40	-40.00%	N/A	N/A	$600.00	60.00%
55.44	-50.00%	N/A	N/A	$500.00	50.00%
51.98	-60.00%	N/A	N/A	$400.00	40.00%
48.92	-70.00%	N/A	N/A	$300.00	30.00%
46.20	-80.00%	N/A	N/A	$200.00	20.00%
43.77	-90.00%	N/A	N/A	$100.00	10.00%
41.58	-100.00%	N/A	N/A	$0.00	0.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the returns (excluding any coupon payment) set forth in the table above are calculated.

Example 1: The Spot Rate is equal to or greater than the Threshold Level of 79.20 on each Trading Day during the Observation Period, and the Spot Rate increases by 20% from the Initial Spot Rate of 83.16 to the Final Spot Rate of 103.95.  Because the Spot Rate is equal to or greater than the Threshold Level of 79.20 on each Trading Day during the Observation Period, the investor receives at maturity a cash payment of $1,000.00 per $1,000 security Face Amount.

Example 2: The Spot Rate is equal to or greater than the Threshold Level of 79.20 on each Trading Day during the Observation Period, and the Spot Rate decreases by 3% from the Initial Level of 83.16 to the Final Level of 80.74.  Because the Spot Rate is equal to or greater than the Threshold Level of 79.20 on each Trading Day during the Observation Period, the investor receives at maturity a cash payment of $1,000.00 per $1,000 security Face Amount.

Example 3: The Spot Rate is less than the Threshold Level of 79.20 at least once during the Observation Period, and the Spot Rate ultimately increases by 20% from the Initial Level of 83.16 to the Final Level of 103.95.  Because the Spot Rate is less than the Threshold Level of 79.20 at least once during the Observation Period, but the Final Spot Rate is greater than the Initial Spot Rate, the investor receives at maturity a cash payment of $1,000.00 per $1,000 security Face Amount.

Example 4: The Spot Rate is less than the Threshold Level of 79.20 at least once during the Observation Period, and the

Spot Rate ultimately decreases by 20% from the Initial Level of 83.16 to the Final Level of 69.30.  Because the Spot Rate is less than the Threshold Level of 79.20 at least once during the Observation Period, and the Final Spot Rate is less than the Initial Level, the investor receives at maturity a cash payment of $800.00 per $1,000 security Face Amount, calculated as follows:

Payment at Maturity = Face Amount x (1 + [(Final Level – Initial Level) / Final Level])

= $1,000 x (1 + [(69.30 – 83.16) / 69.30])

= $1,000 x 0.80

Payment at Maturity = $800.00

Selected Purchase Considerations

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THE SECURITIES OFFER A HIGHER COUPON THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The securities will pay a coupon at a rate of 12.00% per annum (or 3.00% on a quarterly basis) on the Maturity Date.  We believe that this coupon rate is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating.  In exchange for the higher coupon rate, you will be exposed to any negative performance of the Reference Underlying and you will not benefit from any appreciation of the Reference Underlying.  Because the securities are our senior unsecured obligations, any coupon payment and any Payment at Maturity is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES DO NOT GUARANTEE THE RETURN OF YOUR INITIAL INVESTMENT — The return of your initial investment at maturity is protected so long as the Spot Rate is equal to or greater than the Threshold Level on each Trading Day during the Observation Period, or the Final Spot Rate is equal to or greater than the Initial Spot Rate. However, if the Spot Rate is less than the Threshold Level even once during the Observation Period and the Final Spot Rate is less than the Initial Spot Rate, you will lose some and possibly all of your initial investment in the securities.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The portion of that section entitled “—Securities with a Term of One Year or Less—Application of Section 988” does not apply, however, and is replaced by the discussion in the third paragraph of this summary.

Although the tax consequences of an investment in the securities are unclear, we believe that it is reasonable to treat a security for U.S. federal income tax purposes as a put option (the “Put Option”) written by you to us with respect to the Reference Underlying, secured by a cash deposit equal to the issue price of the security (the “Deposit”), which will bear an annual yield, based on our cost of borrowing, of 0.28%, paid quarterly.  Under this treatment, less than the full amount of the coupon payment will be attributable to the interest on the Deposit, and the remainder of the coupon payment will represent the option premium attributable to your grant of the Put Option (the “Put Premium”). Interest on the Deposit will be treated as ordinary interest income, while the Put Premium will not be taken into account prior to sale, exchange or maturity of the securities.

Under this treatment, because the Reference Underlying Return is based on the value of foreign currencies, the character of your gain or loss on the Put Option will be determined pursuant to Section 988 of the Code, and therefore will be ordinary, unless an election is made under Section 988 to treat gain or loss on the Put Option as capital. It is unclear whether such an election is available. If you recognize an ordinary loss under Section 988 above an applicable threshold, you will be required to file a disclosure statement with the Internal Revenue Service (the “IRS”). You should consult your tax adviser regarding the application of Section 988 to your investment in the securities, the potential availability of the election under Section 988 and the procedures for making it if it is available, and the loss disclosure rules.

Due to the absence of authorities that directly address instruments that are similar to the securities, significant aspects of the U.S. federal income tax consequences of an investment in the securities are uncertain. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be affected materially and adversely.

In December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including possible alternative treatments and the issues presented by the December 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the underlying currencies. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your initial investment. Your initial investment is protected so long as the Spot Rate is equal to or greater than the Threshold Level on each Trading Day during the Observation Period or the Final Spot Rate is equal to or greater than the Initial Spot Rate. If the Final Spot Rate is less than the Initial Spot Rate, and the Spot Rate is less than the Threshold Level on any Trading Day during the Observation Period, you will lose 1% of the aggregate Face Amount of your securities for every 1% decrease in the Final Spot Rate as compared to the Initial Spot Rate. Accordingly, you could lose up to the entire amount of your initial investment. Your investment will become fully exposed to any decline in the value of the Australian dollar relative to the Japanese yen if the Spot Rate is less than the Threshold Level on any Trading Day during the Observation Period.

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YOUR RETURN ON THE SECURITIES IS LIMITED TO THE FACE AMOUNT PLUS THE COUPON REGARDLESS OF ANY INCREASE IN THE LEVEL OF THE REFERENCE UNDERLYING — The greatest payment that you will receive at maturity per security is the Face Amount plus the coupon at the Maturity Date, regardless of any appreciation of the Australian dollar relative to the Japanese yen, which may be significant. If the Spot Rate is less than the Threshold Level on any Trading Day and the Final Spot Rate is less than the Initial Spot Rate, the Payment at Maturity (excluding any Coupon Payment) will be less than the Face Amount. Accordingly, the return on the securities may be significantly less than the return on an investment that simply tracks the performance of the Reference Underlying.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — An actual or anticipated downgrade in our credit rating will likely have an adverse effect on the market value of the securities. Coupon Payments and the Payment at Maturity on the securities are subject to our creditworthiness.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE CURRENCIES — You may receive a lower payment at maturity than you would have received if you had invested directly in the Australian dollar or the Japanese yen.  In addition, the Currency Performance is solely calculated under the stated formula set forth in the “Key Terms” above and not under any other formula that could be used for calculating currency performance.

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CURRENCY MARKETS MAY BE VOLATILE —  Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time.  Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the currencies and the value of your securities in varying ways, and different factors may cause the values of the currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

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LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates.  In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the currencies and, consequently, the value of the securities.

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IF THE LIQUIDITY OF THE CURRENCIES IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate, and therefore, on the return on your securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the currencies and, therefore, the value of the securities.

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EVEN THOUGH THE JAPANESE YEN AND THE AUSTRALIAN DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE SECURITIES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE UNITED STATES — The interbank market for the Japanese yen and the Australian dollar is a global, around-the-clock market. Therefore, the hours of trading for the securities may not conform to the hours during which the Japanese yen and the Australian dollar are traded. To the extent that U.S. markets are closed while markets for the Japanese yen and the Australian dollar remain open, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the securities. There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the AUD/JPY spot rate relevant for determining the Spot Rate and the value of the securities. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your initial investment in the securities, the original Issue Price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS, OR J.P. MORGAN CHASE & CO. AND  ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE VALUE OF THE  CURRENCIES TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES —We, our affiliates and agents, and J.P. Morgan Chase & Co. and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents, or J.P. Morgan Chase & Co. and its affiliates, may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or J.P. Morgan Chase & Co. or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the currencies to which the securities are linked.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY – Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Payment at Maturity and maintains some discretion as to how such calculations are made, in particular if the rate source for any of the currencies is not available. In addition, the Issuer may hedge its obligations under the securities. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the securities or the performance of the Reference Underlying.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the Spot Rate on any Trading Day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Australian dollar, the Japanese yen and the U.S. dollar;

•	the time remaining to maturity of the securities;

•	the exchange rates and the volatility of the exchange rate between each of the Australian dollar, the Japanese yen and the U.S. dollar;

•	interest and yield rates in the market generally and in the markets of the Australian dollar, the Japanese yen and the U.S. dollar;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•
THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities described herein (i.e., as Put Options secured by Deposits). As discussed above under “Tax Consequences,” even if this treatment is respected, it is unclear whether an election is available under Section 988 of the Code to treat gain or loss with respect to the Put Options as capital. Also if the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of the ownership and disposition of the securities could be affected materially and adversely. In addition, as described above under “Tax Consequences,” in December 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and

non-U.S. holders should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and the discussion above under “Tax Consequences,” and consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the election under Section 988 of the Code, possible alternative treatments and the issues presented by the notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

REFERENCE UNDERLYING

Spot Rate

The Spot Rate for the Australian dollar against the Japanese yen on each date of calculation will be the AUD/JPY reference rate, expressed as the number of Japanese yen per one Australian dollar, which is the product of (a) the AUD/U.S. dollar mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of U.S. dollars per one Australian dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12” (or any successor page) on such date of calculation, multiplied by (b) the U.S. dollar/JPY mid-spot rate at approximately 4:00 p.m. London time, expressed as the amount of Japanese yen per one U.S. dollar, for settlement in two business days, reported by the W.M. Company which appears on the Reuters Page “WMRSPOT12”(or any successor page) on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Market Disruption Events

The calculation agent may, in its sole discretion, determine that an event has occurred that prevents it from determining the Spot Rate or the Payment at Maturity in the manner initially provided for herein. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of the AUD or JPY. If the calculation agent, in its sole discretion, determines that any of these events prevents us or our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining such value or amount in the ordinary manner, the calculation agent will determine such value or amount in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and Maturity Date may be postponed, which may adversely affect the return on your securities. For example, if the source for an exchange rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

Historical Information

The following charts shows historical AUD/JPY exchange rate based on a product of multiplying the AUD/USD exchange rate by the USD/JPY exchange rate.  The AUD/USD exchange rate and the USD/JPY exchange rate are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the mid-spot rate at 4:00 p.m. London time set forth above. These historical data are shown for the period from January 1, 1999 through October 16, 2009.  The graph following the exchange rate table illustrates the performance of the Reference Underlying for the period from October 18, 1999 through October 16, 2009. The AUD/JPY exchange rate on October 16, 2009 was 83.16.

These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rate (which are determined as set forth above) or of the historical or future performance of the AUD or JPY. We cannot give you any assurance that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rate or the performance of the AUD or JPY is more or less likely to increase or decrease at any time during the term of the securities.

As set forth in the following tables, a higher exchange rate for a given year indicates a strengthening of the AUD relative to the JPY, while a lower exchange rate indicates a weakening of the AUD relative to the JPY.  An increase in the value of the AUD relative to the JPY is expressed as a increase in the AUD/JPY exchange rate.  The daily exchange rates published by Bloomberg may differ from the Spot Rate.  We will not use Bloomberg to determine the Spot Rate.

Historical High, Low and Period-End Exchange Rates
January 1, 1999 through October 16, 2009
(expressed as units of Japanese yen per one Australian dollar)

	High	Low	Period End
1999	83.11	64.29	67.25
2000	70.96	55.52	63.94
2001	67.51	55.99	67.17
2002	71.88	62.32	66.69
2003	81.14	66.28	80.68
2004	85.29	74.24	80.10
2005	91.36	76.99	86.28
2006	94.21	82.11	93.90
2007	107.87	86.03	97.77
2008	104.50	55.13	63.67
2009 (through October 16, 2009)	84.22	55.56	83.16

Past performance is not indicative of future performance.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the securities and will receive a fee from the Issuer of $2.50 per $1,000 Face Amount of securities.